Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-203266) of our report dated October 1, 2014, with respect to the consolidated financial statements of GTECH S.p.A. as of December 31, 2013 and for each of the two years in the period then ended included in this Annual Report (Form 20-F) for the year ended December 31, 2014.

/s/ Reconta Ernst & Young S.p.A.

Rome, Italy
May 15, 2015